Exhibit 10.26

STOCK OPTION AGREEMENT

THIS GRANT is hereby made effective as of the Grant Date set forth on the schedule attached hereto as Schedule A (“Schedule A”, such date, the “Grant Date”) by and between Nielsen Holdings N.V., a company incorporated under the laws of The Netherlands, having its registered office in Diemen, The Netherlands (hereinafter referred to as the “Company”), and the individual whose name is set forth on Schedule A hereof, who is in the Employment of the Company or a Subsidiary (hereinafter referred to as the “Optionee”). Any capitalized terms herein not otherwise defined in this Agreement shall have the meaning set forth in the Nielsen Holdings 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or any Subsidiary, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1. Cause

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Optionee and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean: (i) the Optionee’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Optionee is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Optionee’s conduct involving the use of illegal drugs in the workplace; and/or (iv) the Optionee’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure, and/or (v) the Optionee’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Optionee by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Optionee).

Section 1.2. Good Reason

“Good Reason” shall mean, without the Optionee’s consent, (i) a reduction in the Optionee’s annual rate of base salary (excluding any reduction in the Optionee’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Optionee’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Optionee’s position due to the Company’s removal of the Optionee from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Optionee’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Optionee’s principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Optionee travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Optionee has provided the Company written notice that the Optionee believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

Section 1.3. Option

“Option” shall mean the right and option to acquire, on the terms and conditions set forth in Section 3.1, all or any part of an aggregate of the number of Shares, as shall be evidenced by entry in the Company’s shareholder register, set forth on Schedule A.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee an Option upon the terms and conditions set forth in this Agreement.

Section 2.2. Exercise Price

Subject to Section 2.4, the exercise prices of the Shares covered by the Option (the “Option Price”) shall be as set forth on Schedule A.

Section 2.3. No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company or any Subsidiary, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or a Subsidiary, or an offer letter provided by the Company or a Subsidiary to the Optionee.

Section 2.4. Adjustments to Option

The Option shall be adjusted pursuant to Section 10 of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any Subsidiary, subject to Section 3.1(b) below, the Option shall become vested and exercisable in accordance with the terms set forth on Schedule A (each date of vesting, a “Vesting Date”).

(b) Unless otherwise provided for in Schedule A, upon a Change in Control of the Company the Option shall be subject to the provisions set forth in Section 10 of the Plan.

(c) Upon a termination of the Optionee’s Employment for any reason (other than for Cause by the Company or any Subsidiary without Good Reason by the Optionee but which shall include, for the avoidance of doubt, due to the Optionee’s death or Permanent Disability), a pro-rata portion of the installment of the Option that would, but for such termination, be scheduled to vest on the next Vesting Date following such termination of Employment will become vested upon the date of such termination, with such pro-rata portion determined based on the number of days the Optionee was employed by the Company or any of its Subsidiaries since the immediately prior Vesting Date, relative to 365 days.

(d) Notwithstanding the foregoing, no portion of the Option shall become exercisable as to any additional Shares (which do not otherwise become exercisable in accordance with Section 3.1(a), (b) or (c) above) following the termination of Employment of the Optionee for any reason and any portion of the Option which is unexercisable as of the Optionee’s termination of Employment, shall be immediately cancelled without payment therefor.

Section 3.2. Expiration of Option

The Optionee may not exercise any portion of the Option to any extent after the first to occur of the following events:

(a) The seventh anniversary of the Grant Date, provided that the Optionee remains employed by the Company or any Subsidiary through such date;

(b) Six months after the Optionee is terminated by the Company and all its Subsidiaries without Cause or the Optionee terminates employment with Good Reason (unless earlier terminated as provided in Section 3.2(e) below);

(c) The first anniversary of the date of the Optionee’s termination of employment, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(e) below);

(d) Immediately upon the date of the Optionee’s termination of employment by the Company and all its Subsidiaries for Cause or by the Optionee without Good Reason (other than due to death or Permanent Disability); or

(e) At the discretion of the Company, if the Committee so determines pursuant to Section 10 of the Plan.

Notwithstanding anything set forth in this Section 3.2 to the contrary, in the event any vested portion of the Option is scheduled to expire pursuant to any of the provisions of Section 3.2(a), (b), (c) or (d), above, and both (x) the date on which such portion of the Option is scheduled to expire falls during a Company blackout trading period applicable to the Optionee (whether such period is imposed at the election of the Company or is required by applicable law to be imposed) and (y) the Option Price is less than the Fair Market Value, then on the date that such portion of the Option is scheduled to expire, such portion of the Option (to the extent not previously exercised by the Optionee) shall be automatically exercised on behalf of the Optionee through a net settlement of both the exercise price and the minimum withholding taxes due (if any) upon such automatic exercise (as described in Section 6(c)(v) of the Plan), and the net number of Shares resulting from such automatic exercise shall be delivered to the Optionee as soon as practicable thereafter.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise

During the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then-applicable laws of descent and distribution.

Section 4.2. Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only.

Section 4.3. Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the designated individual at the Company or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice from the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules, policies, and procedures established by the Committee;

(b)(i) Full payment (in cash or by check or by a combination thereof) for the Shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b);

(c)(i) Full payment (in cash or by check or by a combination thereof) of all amounts which, under applicable law, the Company is required to withhold upon exercise of the Option or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (c); and

(d) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Securities Act of 1933, as amended.

Section 4.4. Conditions to Issuance of Stock

The shares of stock issuable upon the exercise of an Option, or any portion thereof, shall not be required to be so physically issued to the Optionee. For the avoidance of doubt, shares shall be deemed to have been issued when evidenced by entry in the Company’s shareholder register. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock acquired upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and the Company and the Optionee shall each use reasonable efforts to obtain all such clearances and approvals as soon as reasonably practicable); and

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares he may be issued upon the exercise of the Option or any portion thereof unless and until such shares shall have been issued as evidenced by entry in the Company’s shareholder register upon satisfaction of the conditions set forth in Section 4.4.

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable

Subject to applicable law to the contrary, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or to a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Optionee, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

Section 5.3. Notices

Any written notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the designated individual, and any notice to be given to the Optionee shall be addressed to him at the address set forth in Schedule A, provided that notice may be provided electronically by complying with any applicable rules, policies, and procedures established by the Committee. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by notice under this Section 5.3 that complies with any applicable rules, policies, and procedures established by the Committee. Written notice, if permitted by the Committee, shall have been deemed duly given, in each case as follows: (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

Section 5.4. Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. Applicability of Plan; Management Stockholders Agreement; Sale Participation Agreement

The Option and the Shares issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the Option and such shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. The Option and the Shares issued to the Optionee upon exercise of the Option shall not be subject to any of the terms of any Management Stockholders Agreement or Sale Participation Agreement entered into by the Optionee and the Company or its Affiliates.

Section 5.6. Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of The Netherlands.

Section 5.8. Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Borough of Manhattan, in the City of New York, New York. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses. Notwithstanding anything herein to the contrary, if the Employment Agreement contains a similar provision relating to arbitration and/or dispute resolution, such provision in the Employment Agreement shall govern any controversy hereunder.

Section 5.9. Code Section 409A

If any payments of money, delivery of Shares or other benefits due to the Optionee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Optionee, that does not cause such an accelerated or additional tax.

Section 5.10. Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 5.11. No Acquired Rights

In participating in the Plan, the Optionee acknowledges and accepts (i) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Optionee to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Optionee further acknowledges and accepts that (a) such Optionee’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the Options or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Optionee or the Optionee’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, and (c) the termination of the Optionee’s employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Optionee no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

NIELSEN HOLDINGS N.V.

By:
Its:

OPTIONEE:

[NAME]

Address:

[Signature page of stock option agreement.]

Schedule A

Name of Optionee:

Address:

Grant Date	[ — ]

Aggregate number of Shares for which the Option granted hereunder is exercisable:	[ — ]

Option Price per Share:	$[—]

Normal Vesting Schedule:	Vesting shall occur as follows: [—]% of the Shares underlying such Option granted hereunder shall become vested on each of the [ ] anniversaries of the Grant Date.

Vesting on a “Change in Control”:	Per Plan terms.